  Exhibit 99.1

ICON Income Fund Eight B L.P. Liquidating Trust
2012 Year End Liquidation Update

This update is intended to give registered representatives and the investors in ICON Income Fund Eight B L.P. (“Eight B”), whose limited partnership interests were exchanged for an equal number of beneficial interests in the Eight B Liquidating Trust as of May 9, 2011 (the “Liquidating Trust”), a description of the Liquidating Trust’s activities throughout the 2012 calendar year and provide an outlook for the future.

As Eight B’s general partner, ICON Capital, LLC has actively and prudently managed Eight B’s portfolio to yield the best possible results for investors.  As a public program, Eight B has reported to you regularly through quarterly, annual and current reports filed with the Securities and Exchange Commission (the “SEC”).  These important disclosure documents provided comprehensive required information.

In order to reduce Eight B’s expenses and to maximize potential distributions to its investors, Eight B transferred all of its remaining assets and liabilities to the Liquidating Trust as of May 9, 2011.  The Liquidating Trust has fewer reports but is required to file an annual report with the SEC under cover of a Form 10-K showing the assets and liabilities of the Liquidating Trust at the end of each calendar year and the receipts and disbursements for the year.  The annual report also describes the changes in the assets of the Liquidating Trust and the actions taken during the year.  The financial statements contained in such report are not required to be audited, but will be prepared in accordance with US GAAP.

Below is the status of the Liquidating Trust’s remaining investments.

Current Portfolio

$6,375,000 Investment in Aircraft Currently Leased to Aerolineas Argentinas S.A.

The Operator:  Aerolineas Argentinas S.A. (“Aerolineas”), along with its subsidiaries, provides commercial flights and shipping solutions in Argentina.  Aerolineas’ services include cargo transportation and priority package services.  The company was founded in 1950 and is based in Buenos Aires, Argentina.  (Source: Bloomberg Businessweek).

The Aircraft: Two 1996-built Airbus A340-313X wide-body four engine commercial passenger aircraft.

Investment:  In March 2002, Eight B purchased the first aircraft for approximately $74,745,000, comprised of $4,250,000 in cash and approximately $70,495,000 from a non-recourse loan, and leased it to Cathay Pacific Airways Limited (“Cathay”).  In March 2002, Eight B purchased a 50% interest, through a joint venture with its affiliate, ICON Income Fund Nine, LLC (“Fund Nine”), in the second aircraft and leased it to Cathay. The second aircraft was purchased for approximately $74,745,000, comprised of Eight B’s cash contribution of $2,125,000, Fund Nine’s cash contribution of $2,125,000, and approximately $70,495,000 from a non-recourse loan. The lease for the first aircraft was originally due to expire in March 2006, but was extended through October 2011.  The lease for the second aircraft was originally due to expire in March 2006, but was extended through July 2011.  In December 2011 and January 2012, the aircraft were re-leased to Aerolineas for a period of seventy-three months.  In 2012, the non-recourse loans relating to the aircraft were refinanced.

Outlook:  The market for aircraft carrying four engines has been significantly affected by the increase in fuel prices that we have witnessed over the past several years.  This increase results in higher operating costs for the aircraft when compared to other wide-body aircraft that have two engines. This has negatively affected the residual value of four-engine aircraft.  By entering into new leases for the aircraft when the Cathay leases matured, the Liquidating Trust expects to continue to amortize the debt on the aircraft and potentially increase its ability to sell these aircraft at a price that will result in enhanced proceeds for investors.  The Liquidating Trust expects to receive up to $3,150,000 in future proceeds in connection with this investment.

Conclusion

As of December 31, 2012, the Liquidating Trust anticipates future proceeds of up to $3,150,000 from its investment in the aircraft.  The anticipated proceeds represent a value of up to $4.25 per unit.

As always, we are happy to answer any additional questions that you may have.  Please reach us at the following numbers:  Investors:  800-343-3736; Registered Representatives:  800-435-5697.

Neither Eight B nor its General Partner, nor the Liquidating Trust nor its Managing Trustee, accepts any responsibility for, or assumes any liability for, any duty to update or reliance upon the contents, accuracy, completeness, usefulness or timeliness of any of the information contained under the headings “The Operator” contained within this document. The estimates and projections contained in this update do not take into account any fees or expenses (including, but not limited to, remarketing fees and expenses and attorneys’ fees and expenses) that may be necessary or advisable in connection with the realization of such estimates and projections.

Forward-Looking Information
Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA.  These statements are being made pursuant to PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA, and, other than as required by law, we assume no obligation to update or supplement such statements.  Forward-looking statements are those that do not relate solely to historical fact.  They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events.  You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of  similar meaning.  These forward-looking statements reflect our current beliefs and expectations with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside of our control that may cause actual results to differ materially from those projected.